RETIREMENT AGREEMENT
Chesapeake Utilities Corporation, a Delaware corporation (“Company”), and Stephen C. Thompson (“Executive”) (collectively, the “Parties”) desire to acknowledge Executive’s retirement effective as of December 31, 2019 (“Retirement Date”) and to reflect the decision of the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) to grant the Executive “retirement” treatment of his outstanding equity awards in exchange for his execution of the mutual release set forth herein.
1.    Executive’s Retirement
Executive has served as a Senior Vice President (“SVP”) for many years. Executive desires to retire voluntarily from his position with the Company as of the Retirement Date, and the Parties both desire to set forth the terms and conditions that will apply following such retirement, consistent with the Executive Employment Agreement between Executive and Company dated January 9, 2013, and as amended and extended thereafter (“Employment Agreement”). The Parties acknowledge and agree that Executive’s employment with the Company will voluntarily terminate effective on the Retirement Date. Upon Executive’s Retirement, the Executive shall also be deemed to have resigned from all positions that the Executive holds as an officer of the Company or any affiliates.
The terms of the Executive’s employment by the Company shall continue to be governed by the Employment Agreement. The Company shall pay to Executive the sum of any accrued but unpaid salary, vacation pay, expense reimbursements and any other amounts due for his performance of services to the Company through the Retirement Date within no more than 30 days following the Retirement Date. Executive shall also continue to be eligible for a cash bonus under the 2019 short-term bonus incentive plan. In addition, Executive and any covered dependents will remain eligible for continuation of health care coverage under the Company’s group medical plan for employees in accordance with Section 4980B of the Internal Revenue Code (so-called “COBRA” coverage) or for ongoing coverage as a “retiree” under the Company’s health, dental and vision care plans.
2.    Treatment of Outstanding Awards
Executive will have Performance Stock Awards outstanding as of the Retirement Date. In consideration for the Executive’s execution of the release set forth below, the Company hereby agrees that each such award shall be afforded treatment consistent with Executive’s voluntary “Retirement” as defined in the 2013 Stock and Incentive Compensation Plan (“Equity Plan”) and in accordance with the terms of the Executive’s Performance Stock Award Agreements (“Award Agreements”), without regard to the Executive’s age as of the date of his Retirement. Therefore, on December 31, 2019, Executive shall be vested and shares prorated as follows: (1) 100% of the stock award for the 2017-2019 performance period, (2) 67% of the stock award for the 2018-2020 performance period and (3) 33% of the stock award for the 2019-2021 performance period. The number of shares of the Company’s common stock awarded under the Award Agreements shall be determined by the Compensation Committee following the conclusion of each performance period and the actual performance results achieved. Shares awarded under each outstanding Performance Stock Award will be issued to Executive as soon as reasonably practicable but within no more than 30 days following the determination by the Compensation Committee of the amount earned under each such award following the end of the applicable performance period. All such amounts shall be subject to appropriate payroll deductions and income tax withholdings, and shall remain subject to the Company’s policies regarding recovery of compensation (commonly referred to as the “clawback” policy) that was based upon the achievement of certain financial results (as reflected in the financial statement of the Company or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate. In addition, the Parties acknowledge and agree that nothing in this Agreement shall limit the Compensation Committee’s discretion in determining the amount earned under any Award Agreement or to reduce or eliminate the amount due under any Award Agreement should it hereafter determine that Executive engaged in conduct at any time while employed by the Company or during the Restricted Period (as defined in Paragraph 9(c) of the Employment Agreement) that is or was in material violation of the policies of the Company, materially injurious to the Company, or undertaken without good faith and the reasonable belief that such conduct was in the best interest of the Company.

3.    Mutual Release and Waiver
In consideration of the “retirement” treatment being afforded to Executive under his outstanding Performance Stock Awards, the receipt and sufficiency of which he hereby acknowledges, by signing this Agreement, Executive (on behalf of himself and his agents, heirs, successors, spouse, administrators and assigns) releases and waives all rights, causes of action, demands and claims, known and unknown, in contract, law and equity, of any kind whatsoever that he now has or may have against the Company as of the date this Agreement is signed by him. This release and waiver extends to the Company and includes all of its past and present officers, directors, employees, divisions, affiliated entities, subsidiaries, joint ventures, agents, attorneys, benefit plans and plan administrators, successors and/or assigns. (Company and the entities and individuals listed above are referred to individually and collectively as the “Released Parties” in this Agreement.) This release and waiver includes, but is not limited to:

•	Any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

•	Any claims for the breach of any written, implied or oral contract between Executive and any of the Released Parties, including but not limited to his Employment Agreement;

•
Any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, color, ethnicity, religion, sex, sexual orientation, physical or mental disability, medical condition, citizenship status, genetic information, marital status, military or veteran status, or any other classification protected by law;

•
Any claims for payments of any nature, including but not limited to wages, overtime pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, except as set forth above;

•	Any claims for, or entitlement to, reinstatement to Executive’s previous position with, or rehire or re-employment by, the Company; and

•	Any claims related in any way to the cessation of Employee’s employment with the Company.
Executive’s release and waiver includes all claims that he has or may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, Executive Order 11246, the National Labor Relations Act, and similar statutes and laws of the State of Delaware and the state in which the Executive provides services to the Company, if other than Delaware, as each of them has been or may be amended. Executive also waives his right to any attorneys’ fees, compensation or other recovery whatsoever as the result of any legal action brought by or on his behalf by any other individual or governmental party or entity against any of the Released Parties. Executive agrees that he has not and will not at any time in the future file any lawsuit against any of the Released Parties relating to any claim or cause of action, or any right, he has released and waived under this Agreement.
Notwithstanding the above, Executive’s release and waiver of claims does not apply to any claims which, by law, may not be waived (such as claims for unemployment compensation benefits) or claims for vested pension or similar benefits. Additionally, Executive’s agreement not to sue any of the Released Parties does not apply to any claim he may file to enforce this Agreement or to challenge the enforceability of this Agreement to the extent such an agreement not to sue would be prohibited by applicable law. This Agreement also does not prevent Executive from cooperating with any governmental investigation, from being a witness, or from filing a claim, including claims with the Equal Employment Opportunity Commission (EEOC). However, Executive may not recover personal monetary or other relief for any claim released by this Agreement, except where expressly permitted by applicable law.

By signing this Agreement, the Company also hereby releases and waives all rights, causes of action, demands and claims, known and unknown, in contract, law and equity, of any kind whatsoever that it now has or may have against Executive as of the date this Agreement is signed by it.

4.    Knowing and Voluntary Release

Executive agrees that he is signing this Agreement voluntarily and of his own free will, and not because of any threats or duress and that this Agreement is written in a manner which Executive fully understands. Executive acknowledges that by receipt of this Agreement, the Company has advised Executive, in writing, to consult with an attorney prior to executing this Agreement, and Executive has, in fact, had an opportunity to do so. Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing the claims discussed in Paragraph 4 of this Agreement, including claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that any rights or claims arising under the ADEA are specifically waived.
Executive is hereby given a period of at least twenty‑one (21) calendar days from the date he received a copy of this Agreement during which to consider whether to sign this Agreement, and Executive has seven (7) calendar days after he signs and delivers this Agreement to the Company during which he may revoke it. To revoke it, Executive must deliver a written notice of revocation to the Company, c/o James F. Moriarty, Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer, 909 Silver Lake Boulevard, Dover, Delaware 19904, within this seven (7)-day period. If Executive does not deliver a written revocation notice to the Company, within seven (7) calendar days after he has submitted the signed Agreement, the Agreement will become final and legally binding on Executive and the Company.

5.	Covenants
The Parties agree that the Executive is subject to certain covenants in favor of the Company under Section 9 of his Employment Agreement and that these covenants survive his termination of employment by reason of his retirement.

6.    Entire Agreement and Severability
This Agreement, the Employment Agreement and all bonus incentive and benefit plans & agreements related to the bonuses (cash and stock) and benefits discussed in Sections 1 and 2 above contain the entire agreement between the Parties and takes priority over any other written or oral understanding or contract that may have existed in the past. Executive agrees and acknowledges that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and Company. If any portion, provision or section of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

7.    Nonadmission
Executive and Company agree that this Agreement is not an admission by either party of any wrongdoing or liability whatsoever, but results from the mutual desire to resolve all actual and potential disputes.

8.    Applicable Law

All provisions of this Agreement will be construed and governed by Delaware law without regard to the laws of any other location.

9. Successors and Assigns
This Agreement shall be binding on any successor to Company. Executive may not assign his rights, duties or obligations under this Agreement without Company’s prior written consent.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED AN ATTORNEY OR OTHER REPRESENTATIVE PRIOR TO SIGNING THIS AGREEMENT OR VOLUNTARILY ELECTED NOT TO DO SO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HAVE SIGNED THIS AGREEMENT AS OF THE DATE(S) SET FORTH BELOW.

EXECUTIVE:	CHESAPEAKE UTILITIES CORPORATION:
By:
Stephen C. Thompson

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